EXHIBIT 99.1
CONTACTS:	Investors Gary A. Harmon Chief Financial Officer (706) 625-7990 "gary.harmon@dixiegroup.com "	Media Skip Butler Media Relations (706) 625-7960 "skip.butler@dixiegroup.com"

THE DIXIE GROUP REPORTS FIRST QUARTER RESULTS

CHATTANOOGA, Tenn. (April 29, 2003) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today reported a net loss of $336,000, or $0.03 per diluted share, for the first quarter ended March 29, 2003, compared with net income of $496,000, or $0.04 per diluted share, for the first quarter of 2002. The net loss for the 2003 period resulted from lower-than-expected sales volume and higher costs. Sales for the first quarter of 2003 were $112.0 million compared with sales of $123.3 million for the first quarter of 2002.

During the quarter ended March 29, 2003, the Company re-financed its senior indebtedness and paid the $50.0 million obligation that was due in April 2003 to the former shareholders of Fabrica. Also, in early April, Standard & Poor's raised the Company's credit rating to "B+" from "B-."

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "The first quarter was marked by economic uncertainties, low consumer confidence and severe weather in some areas of the country. These factors appear to have delayed the industry's normal late first quarter acceleration in sales. Our performance was further affected by raw material cost increases and expenses incurred in launching our growth initiatives.

"In response to higher raw material costs, we, along with most of our competitors, instituted a price increase in April. To address top-line growth, we intensified our focus on new product introductions in our high-end businesses in 2002. The new product introductions have had a positive impact on sales in our high-end business at Fabrica and Masland, which continue to grow, despite a decline in sales for the overall carpet industry. Also in 2002, we began developing the infrastructure and acquiring the marketing expertise to expand our participation in residential retail markets at price points below those of Fabrica and Masland. This endeavor, led by David Polley, introduced a collection of products this year at Surfaces under the Dixie Home name. The new collection has been very well received in the marketplace, resulting in excellent placement with leading retailers. The excitement created by this collection makes us optimistic that our North Georgia residential retail strategy will make a sound contribution to our sales and margins in the last half of this year.

"The stronger order entry we began seeing in late March has continued and sales are significantly higher in most of our markets in April. We believe this improvement reflects positive acceptance of our new product introductions and rising consumer confidence, now that world events are stabilizing. Although second quarter results may be dampened somewhat by expenses associated with our growth initiatives and the continued weakness in the factory-built housing industry, we are optimistic that the carpet price increases, seasonal sales improvement and continued cost containment will result in improved financial results going forward."

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at "www.companyboardroom.com" simulcast will begin at approximately 11:00 a.m. Eastern Time on April 29, 2003. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen only telephonic conference will be available by calling 719-457-2659 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing 719-457-0820 and entering 493930 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading carpet and rug manufacturer and supplier to higher-end residential and commercial customers serviced by Fabrica International, Masland Carpets and products under the Dixie Home name, to consumers through major retailers under the Bretlin, Globaltex and Metro Mills brands, and to the factory-built housing and recreational vehicle markets through Carriage Carpets. Dixie's Candlewick Yarns serves specialty carpet yarn customers.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced in each of the Company's business segments. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

THE DIXIE GROUP, INC.
Unaudited Financial Highlights
(in thousands, except earnings per share)

Three Months Ended
	March 29, 2003	March 30, 2002
Net sales Net income (loss)	$ 111,964 $ (336)	$ 123,324 $ 496
Earnings (loss) per share Basic Diluted	$ (0.03) $ (0.03)	$ 0.04 $ 0.04
Weighted average shares outstanding Basic Diluted	11,749 11,749	11,685 11,795

Consolidated Condensed Statements of Income
(Unaudited; in thousands, except earnings per share)
	Three Months Ended
	March 29, 2003	March 30, 2002
NET SALES Cost of sales	$111,964 86,113	$123,324 95,442

GROSS PROFIT Selling and administrative expenses Other (income) expense - net	25,851 22,694 (124)	27,882 23,185 (472)

Income before interest and taxes Interest expense	3,281 3,822	5,169 4,384

Income (loss) before income taxes Income tax provision (benefit)	(541) (205)	785 289

NET INCOME (LOSS)	$(336)	$496

BASIC EARNINGS (LOSS) PER SHARE	$(0.03)	$0.04

DILUTED EARNINGS (LOSS) PER SHARE	$(0.03)	$0.04

Weighted average shares outstanding: Basic Diluted	11,749 11,749	11,685 11,795

Consolidated Condensed Balance Sheets
(in thousands)

	March 29, 2003	December 28, 2002

ASSETS	(Unaudited)
Current Assets Cash and cash equivalents Accounts receivable Inventories Assets held for sale Other	$1,035 46,518 110,907 14 12,174	$2,440 40,158 95,113 14 8,592

Total Current Assets	170,648	146,317

Net Property, Plant and Equipment Goodwill Investment in Affiliate Other Assets	139,501 100,758 11,752 15,500	143,574 100,492 13,458 12,805

TOTAL ASSETS	$438,159	$416,646

LIABILITIES AND STOCKHOLDERS' EQUITY Current Liabilities Accounts payable and accrued expenses Current portion of long-term debt	$79,430 13,113	$65,451 13,294

Total Current Liabilities	92,543	78,745
Long-Term Debt Senior indebtedness Senior notes Subordinated notes Convertible subordinated debentures Accrued Purchase Consideration Other Liabilities Deferred Income Taxes Stockholders' Equity	96,857 37,000 28,571 29,737 --- 16,776 25,478 111,197	75,408 --- 30,952 29,737 50,000 16,529 23,923 111,352

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$438,159	$416,646